UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

                                  FORM 4

Filed  pursuant to Section  16(a) of the Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.     Name and Address of Reporting Person

       Elliott International, L.P.
       c/o HSBC Financial Services (Cayman) Limited
       P.O. Box 1109, Mary Street
       Grand Cayman, Cayman Islands, British West Indies

2.     Issuer Name and Ticker or Trading Symbol

       ISCO International, Inc. (ISCO)

3.     IRS or Social Security Number of Reporting Person (Voluntary)

4.     Statement for Month/Year

       02/02

5.     If Amendment, Date of Original (Month/Year)

6.     Relationship of Reporting Person to Issuer (Check all applicable)

       [x] Director
       [ ] Officer (give title below)
       [x] 10% Owner
       [ ] Other (specify below)

7.     Individual or Joint/Group Filing (Check applicable line)

       [x] Form filed by one Reporting Person
       [ ] Form filed by more than one Reporting Person



*If the form is filed by more than one reporting person, see Instruction
4(b)(v).

Table I - Non-Derivative Securities Acquired,  Disposed of, or Beneficially
Owned

1.     Title of Security (Instr. 3)

             Common Stock

2.     Transaction Date (Month/Day/Year)

             02/15/02

3.     Transaction Code (Inst. 8)

             Code

                 X

             V

4.     Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

             Amount:

                 10,606,083

             (A) or (D):

                 A

             Price:

                 $0.50

5.     Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)

             31,433,539

6.     Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

             D

7.     Nature of Indirect Beneficial Ownership (Instr. 4)

             Not applicable.


Reminder:   Report  on  a  separate  line  for  each  class  of  securities beneficially owned directly or indirectly.

Table II - Derivative Securities Acquired, Disposed of, or Beneficially
 Owned (e.g., puts, calls, warrants, options, convertible securities)

1.     Title of Derivative Security (Instr. 3)

             Subscription Rights (right to buy)

2.     Conversion or Exercisable Price of Derivative Security

             $0.50

3.     Transaction Date (Month/Day/Year)

             02/15/02

4.     Transaction Code (Instr. 8)

             Code

                 X

             V


5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

             (A)


             (D)

                 7,706,158

6.     Date Exercisable and Expiration Date (Month/Day/Year)

             Date Exercisable:

                 Immediately

             Expiration Date:

                 02/15/02

7.     Title and Amount of Underlying Securities (Instr. 3 and 4)

             Title:

                 Common Stock

             Amount or Number of Shares:

                 10,606,083

8.     Price of Derivative Security (Inst. 5)

             Not applicable.

9.     Number of Derivative Securities Beneficially Owned at End of Month
         (Instr. 4)

             0

10.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
         (Instr. 4)

             D

11.    Nature of Indirect Beneficial Ownership (Instr. 4)

             Not applicable.


Explanation of Responses:



**Intentional misstatement or omissions of facts constitute Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Dated: March 8, 2002

             ELLIOTT INTERNATIONAL, L.P.
             By: Elliott International Capital Advisors Inc.,
                    as Attorney-in-Fact


                 By: /s/ Elliot Greenberg
                           Elliot Greenberg
                           Vice President

                 **Signature of Reporting Person